Exhibit 3.7
CERTIFICATE OF LIMITED PARTNERSHIP
OF
AIRTEX PRODUCTS, LP
     This Certificate of Limited Partnership of Airtex Products, LP is being executed by the undersigned for the purpose of forming a limited partnership pursuant to the Delaware Revised Uniform Limited Partnership Act.
     1. The name of the limited partnership is:
Airtex Products, LP
     2. The address of the registered office of the limited partnership in Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.
     3. The name and address of the general partner of the limited partnership is:
Airtex Industries LLC,
c/o United Components, Inc.
14601 Highway 41 North
Evansville, Indiana 47725
Attn: David Forbes
     IN WITNESS WHEREOF, the undersigned, being the sole general partner of the limited partnership, has caused this Certificate of Limited Partnership to be duly executed as of the 1st day of December, 2004.

Airtex Industries, LLC its general partner
By:	/s/ David Forbes
	Name:	David Forbes
	Title:	Assistant Treasurer

Airtex Products, LLC
407 Main Street
Fairfield, Illinois 62837
     I, Dave Forbes, Assistant Treasurer of Airtex Products, LLC, a Delaware limited liability company hereby issue consent for use of name to Airtex Products, LP, an affiliate of Airtex Products, LLC at the Secretary of State’s Office in the State of Delaware.

/s/ Dave Forbes
Name:	Dave Forbes
Title:	Assistant Treasurer

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